UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 29, 2013

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2013, Tessera Technologies, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company has appointed Thomas Lacey as the Company’s Interim Chief Executive Officer effective as of May 29, 2013. Mr. Lacey replaces Richard S. Hill, who had served in the same interim role since April 15, 2013. As previously announced on March 25, 2013, the Board has undertaken a search for a successor as President and Chief Executive Officer, and that search is ongoing. Upon Mr. Lacey’s appointment as interim CEO, Mr. Hill returned to his role as non-executive chair.

Mr. Lacey, age 55, has served as a member of our Board of Directors since May 22, 2013. Mr. Lacey is the former Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and served in those capacities from May 2011 to April 2013. Mr. Lacey also currently serves on the board of directors and the audit committee of International Rectifier Corporation, a leader in power management technology, and has served in those capacities since March 2008. In May 2012, Lacey was appointed to the board of directors of DSP Group, Inc. (“DSP”), a leading global provider of wireless chipset solutions for converged communications, and in May 2013 was appointed to DSP’s audit committee, and continues to serve in those capacities. Previously, Mr. Lacey served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a publicly-traded, global provider of basic input-output software for personal computers, from February 2010 to February 2011. Prior to joining Phoenix Technologies Ltd., Mr. Lacey was the Corporate Vice President and General Manager of the SunFab™ Thin Film Solar Products group of Applied Materials, Inc., which trades on NASDAQ, from September 2009. Mr. Lacey previously served as President of Flextronics International’s Components Division, now Vista Point Technologies, from 2006 to 2007. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of publicly-traded International Display Works, where Mr. Lacey had been Chairman, President and Chief Executive Officer from 2004 to 2006. Prior to International Display Works, Mr. Lacey held various management and executive positions at publicly-traded Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Mr. Lacey holds a Bachelor of Arts degree in computer science from the University of California, Berkeley, and masters of business administration degree from the Leavy School of Business at Santa Clara University.

In connection with Mr. Lacey’s appointment as Interim Chief Executive Officer, the Company granted Mr. Lacey (i) an award of 12,500 restricted stock units (the “RSU Award”) vesting as to 25% of the shares of common stock subject to the RSU Award on each of the first four anniversaries following the grant date of May 29, 2013, and (ii) a stock option award to purchase 30,000 shares of common stock (the “Option Award”) at an exercise price per share equal to $20.71, the closing price per share of the Company’s common stock on the grant date of May 29, 2013, which Option Award will vest as to 25% of the shares of common stock subject thereto on the first anniversary of the grant date, with the remainder vesting in 36 substantially equal monthly installments over the three year period following the first anniversary of the grant date. The RSU Award and the Option Award were each granted under the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan. See the Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2013 related to the Company’s 2013 Annual Meeting of Stockholders for a description of the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan.

Pursuant to an offer letter between the Company and Mr. Lacey, dated May 29, 2013 (the “Lacey Offer Letter”), in addition to the RSU Award and the Option Award, Mr. Lacey will also receive an annual base salary of $500,000 and will be eligible to receive a cash bonus of up to $250,000 based on goals and objectives mutually agreed upon by Mr. Lacey and the Board. The Lacey Offer Letter also provides that if Mr. Lacey’s employment as Interim Chief Executive Officer is involuntarily terminated by the Company at any time, then the RSU Award and the Option Award will each vest as to the portion thereof equal to (i) one-sixth of the total number of shares subject to the RSU Award and the Option Award, respectively, multiplied by (ii) the number of calendar months (or part thereof) that Mr. Lacey had then served as Interim Chief Executive Officer following the grant date. Any unvested remainder of the RSU Award and the Option Award will be cancelled upon Mr. Lacey’s termination of employment.

The foregoing provides only a brief description of the terms and conditions of the Lacey Offer Letter and is qualified in its entirety by reference to the full text of the Lacey Offer Letter, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01. Other Events.

On May 30, 2013, the Company issued a press release announcing Mr. Lacey’s appointment as Interim Chief Executive Officer, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter, dated May 29, 2013, by and between the Company and Thomas Lacey

99.1	Press Release, dated May 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2013

TESSERA TECHNOLOGIES, INC.

By:	/s/ C. Richard Neely, Jr.
Name:	C. Richard Neely, Jr.
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated May 29, 2013, by and between the Company and Thomas Lacey

99.1	Press Release, dated May 30, 2013